Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-3820
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FIRST QUARTER 2011 EARNINGS;

PROVIDES SECOND QUARTER & FULL YEAR 2011 EARNINGS GUIDANCE

Highlights:

•

Earnings per share from continuing operations were $0.45 for the first quarter of 2011, which includes $0.24 per share of special items. Earnings were $0.21 per share, excluding special items, compared to $0.27 for the prior year quarter.

•	Sales increased nine percent from the prior year’s quarter.

•	Second quarter earnings per share from continuing operations are expected to be in the $1.70 to $1.90 range, excluding special items.

•	The Company reaffirms its full-year 2011 earnings from continuing operations guidance in the range of $2.75 to $3.00 per share, excluding special items.

NORWALK, Conn., May 4, 2011 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the first quarter of 2011 of $325.5 million, compared to $298.7 million for the first quarter of 2010. Earnings per share from continuing operations for 2011 were $0.45 per share on $11.4 million of income. Included in the 2011 results is a non-recurring income tax benefit of $6.4 million, or $0.25 per share. Additionally, the 2011 results include an after-tax charge of $0.2 million, or $0.01 per share, for relocation costs incurred in conjunction with the previously announced research and development consolidation. Excluding these items, earnings per share from continuing operations for 2011 were $0.21 on $5.2 million of income, compared to $0.27 per share on $6.7 million of income in 2010.

Segment operating income was $11.9 million in 2011, compared to $13.1 million in 2010.

Commenting on the quarter’s performance, Arch Chemicals’ Chairman, President and CEO Michael E. Campbell said, “Arch’s first quarter earnings met our expectations as stronger-than-expected results from the HTH water products business and lower corporate expenses offset delayed demand for antidandruff biocides and one-time costs in our wood protection business. The reduced shipments of our biocides for antidandruff products in the quarter were due to timing, and based on discussions with our customer, we expect 2011 total volumes to be higher on a year-over-year basis. Boding well for 2011, we experienced record quarterly demand for our biocides used in health and hygiene applications and in skincare cosmetics, while sales of our biocides for building products grew approximately 20 percent.” Mr. Campbell added, “Our business teams are aggressively growing sales from innovative products, emerging markets and new applications for existing products, as well as by expanding market share.”

The following compares segment sales and operating income (loss) for the first quarters of 2011 and 2010 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Biocides Products

Biocides Products reported sales of $268.1 million and operating income of $19.0 million in 2011, compared with sales of $254.6 million and operating income of $21.8 million in 2010.

HTH Water Products

HTH water products reported sales of $127.3 million and operating income of $4.1 million for 2011, compared to sales of $116.0 million and operating income of $4.2 million for 2010.

Sales increased $11.3 million, or ten percent, due to higher volumes. Favorable foreign exchange (three percent) offset lower pricing. The increased volumes principally related to North America and, to a lesser extent, Latin America. The higher North American volumes were primarily due to selling additional products to existing mass retail customers. The lower pricing principally related to Latin America, due to competitive pressures driven by strong local currency, and North America, due to product mix and lower prices for selective products driven by competitive pressures.

Operating income was consistent with prior year as the improved volumes were offset by lower pricing and higher product costs.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $83.0 million and operating income of $16.3 million, compared to sales and operating income of $80.9 million and $18.5 million, respectively, in 2010.

Sales increased $2.1 million, or three percent, due to higher volumes. The higher volumes were primarily due to increased demand for biocides used in industrial and health and hygiene applications, mostly offset by lower demand for biocides used in antidandruff products. In particular, sales of biocides used in building products grew significantly as a result of increased remodeling activities and expanded applications for the Company’s products in paint applications. Additionally, shipments of biocides used in household and commercial disinfection products were well ahead of prior year. Demand for biocides used in antidandruff products declined due to timing of shipments.

Operating income decreased $2.2 million as the higher volumes were more than offset by foreign currency gains in 2010 and, to a lesser extent, higher product costs and lower pricing.

Wood Protection

Wood protection reported sales of $57.8 million and an operating loss of $1.4 million, compared to sales and an operating loss of $57.7 million and $0.9 million, respectively, in 2010.

Sales were consistent with prior year as higher pricing (three percent) and favorable foreign exchange (two percent) offset lower volumes. The higher pricing related to price increases in North America and Europe as well as favorable mix in Europe. Volumes decreased principally in the Asia-Pacific region due to competitive pressures and customer disruptions from natural disasters. In addition, lower volumes in North America were due to the weak housing and construction markets.

Operating results decreased $0.5 million. Included in the 2011 operating results are $1.5 million of one-time legal-related costs for a final resolution of a patent dispute. Excluding the legal-related costs, operating results improved $1.0 million as the increased pricing and favorable foreign exchange more than offset higher raw material costs and the lower volumes.

Performance Products

Performance Products reported sales of $57.4 million and an operating loss of $0.1 million, compared with sales and an operating loss of $44.1 million and $1.8 million, respectively, in 2010.

Performance urethanes sales increased $13.5 million, or 34 percent. Volumes increased 26 percent due to increased demand for propylene glycol products used in airports for de-icing and related antifreeze applications. Higher pricing (eight percent) was driven by increased raw material costs. Operating results improved by $2.0 million as the higher pricing, and to a lesser extent the improved volumes, more than offset higher raw material costs.

Hydrazine sales and operating income were consistent with 2010.

General Corporate Expenses / Interest Expense

General corporate expenses were consistent with 2010.

Interest expense, net, increased $1.3 million principally due to the higher cost of long-term fixed rate borrowings.

Non-recurring Income Tax Benefit

Included in the 2011 results is a non-recurring income tax benefit of $6.4 million related to the Company’s tax planning strategy to maximize the realizability of its deferred tax assets principally related to its U.K. pension liabilities.

2011 Outlook

For the second quarter, the Company anticipates earnings per share from continuing operations before special items to be in the $1.70 to $1.90 per share range, compared to earnings per share from continuing operations of $1.73 during the second quarter of 2010. Overall improvement in the Biocides Products segment should be principally driven by higher results from the wood protection business due to improved pricing in North America and Europe as well as higher volumes from a moderate recovery in the U.S. housing and construction markets. Lower corporate costs will be mostly offset by higher interest expense. The effective tax rate for the second quarter is estimated to be in the 31 to 32 percent range compared to 34 percent in 2010.

As the Company enters its peak seasonal earnings period, it reaffirms its full-year guidance. The 2011 sales guidance assumes an increase of five to seven percent over 2010 as a result of strong organic growth from the Biocides Products segment. Segment operating income margins are expected to be approximately 8.5 percent. Earnings from continuing operations before special items are forecast to be in the $2.75 to $3.00 per share range. Depreciation and amortization is estimated to be in the $40 to $45 million range. Capital spending is expected to be approximately $55 million, including a major technology upgrade at the Company’s HTH water products manufacturing plant in the U.S. and the consolidation and expansion of three of the Company’s U.S. research and development functions into a newly leased facility. The effective tax rate, before special items, is expected to be comparable to 2010.

Included in the second half guidance is improved sequential demand for biocides used in antidandruff products. The fourth quarter 2011 guidance assumes the Company will recognize a pre-tax benefit (approximately $6 million) from lower antidumping duty rates due to expected favorable final rulings for two review periods. The benefit from these two rulings is anticipated to be mostly offset by higher sourcing costs in the HTH water products business for isos purchased from China, primarily in the first half of the year, increased investments in innovation and one-time costs in the second half of the year associated with the major technology upgrade project at the Company’s HTH water products manufacturing plant in the U.S. In addition, the second half guidance assumes that price increases in the performance urethanes business will recover the escalating oil-based raw material costs.

Commenting on the Company’s outlook, Mr. Campbell remarked: “We continue to believe that 2011 should be another record year for Arch Chemicals, as we are well positioned to capitalize on profitable, global growth opportunities in both emerging and recovering markets. I am very excited about the earnings growth potential in our core Biocides businesses, including expected benefits from our multifaceted margin improvement plan. This improvement plan includes focusing our portfolio on Biocides businesses through strategic acquisitions and organic growth while redeploying resources from the remaining, non-core businesses into this key growth platform. Our relentless commitment to increase profit margins, maximize cash generation, improve operational excellence, optimize our Biocides portfolio and maintain an attractive dividend will help deliver long-term shareholder value.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of over $1 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to destroy or to selectively inhibit the growth of harmful microorganisms. The Company is concentrated in the areas of water treatment, personal care, health and hygiene, industrial preservation and protection, and wood treatment. Arch Chemicals operates in two segments: Biocides Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ first quarter 2011 earnings conference call on Wednesday, May 4, 2011 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (877) 857-6144, passcode 7651457, in the United States, or (719) 325-4813, passcode 7651457, outside the United States.

•

A telephone replay will be available from 2:00 p.m. on Wednesday, May 4, 2011 until 11:00 p.m. (ET) on Wednesday, May 11, 2011. The replay number is (888) 203-1112, passcode 7651457; from outside the United States, please call (719) 457-0820, passcode 7651457.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual outcomes to differ materially from those discussed include but are not limited to: general economic and business and market conditions; no improvement or weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases or achieve targeted price increases; higher-than-expected product, raw material and energy costs and availability for certain chemical product lines; unexpected changes in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions, tax matters or patent matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer, supplier or Company plants; unfavorable weather conditions for swimming pool use; realization of deferred taxes; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; gains or losses on derivative instruments; implementation of the Company’s R&D consolidation consistent with the Company’s expectations; achievement of the Company’s multi-faceted margin improvement plan, including technology improvements which result in lower processing, energy and other costs; and unfavorable changes in the regulatory status of the Company’s products.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Sales	$325.5	$298.7
Cost of Goods Sold	235.6	212.4
Selling and Administration	73.2	68.9
Research and Development	5.0	4.5
Restructuring Expense (b)	0.3	—
Interest Expense, Net	4.3	3.0

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	7.1	9.9
Equity in Earnings of Affiliated Companies	0.2	0.2
Income Tax (Benefit) Expense (c)	(4.1)	3.4

Income from Continuing Operations	$11.4	$6.7

Income (Loss) from Discontinued Operations, Net of Tax (d)	0.4	(0.5)
Gain on Sale of Discontinued Operations, Net of Tax (e)	—	5.6

Net Income	$11.8	$11.8

Basic Income (Loss) Per Share:
Continuing Operations	$0.45	$0.27
Income (Loss) from Discontinued Operations, Net of Tax (d)	0.01	(0.02)
Gain on Sale of Discontinued Operations, Net of Tax (e)	—	0.22

Basic Income (Loss) Per Share	$0.46	$0.47

Diluted Income (Loss) Per Share:
Continuing Operations	$0.45	$0.27
Income (Loss) from Discontinued Operations, Net of Tax (d)	0.01	(0.02)
Gain on Sale of Discontinued Operations, Net of Tax (e)	—	0.22

Diluted Income (Loss) Per Share	$0.46	$0.47

Weighted Average Common Stock Outstanding - Basic	25.4	25.0
Weighted Average Common Stock Outstanding - Diluted	25.5	25.2

(a)	Unaudited.
(b)	Relocation costs incurred in conjunction with the previously announced research and development consolidation.
(c)	2011 includes a $6.4 million non-recurring income tax benefit related to the Company’s tax planning strategy to maximize the realizability of its deferred tax assets.
(d)	2011 relates to changes in the estimates for retained contingencies of the industrial coatings business. 2010 represents the results of operations, net of tax, for the industrial coatings business through the date of sale, March 31, 2010.
(e)	Represents the gain on the sale of the industrial coatings business, net of tax.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	March 31, 2011(a)	December 31, 2010

Assets:
Cash & Cash Equivalents	$93.9	$210.2
Accounts Receivable, Net (b)	139.2	124.5
Securitization-Related Receivable (b)	124.4	86.9
Inventories, Net	230.3	168.3
Other Current Assets	33.0	28.1
Assets Held For Sale	1.3	1.3

Total Current Assets	622.1	619.3
Investments and Advances - Affiliated Companies at Equity	2.0	1.7
Property, Plant and Equipment, Net	177.5	176.5
Goodwill	207.5	205.6
Other Intangibles	145.5	146.4
Other Assets	95.3	88.5

Total Assets	$1,249.9	$1,238.0

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$1.7	$7.3
Current Portion of Long-Term Debt	32.3	31.2
Accounts Payable	169.9	144.3
Accrued Liabilities	77.6	95.4

Total Current Liabilities	281.5	278.2
Long-Term Debt	332.0	327.8
Other Liabilities	179.7	189.0

Total Liabilities	793.2	795.0
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
25.4 Shares Issued and Outstanding (25.1 in 2010)	25.4	25.1
Additional Paid-in Capital	470.2	469.3
Retained Earnings	148.6	141.8
Accumulated Other Comprehensive Loss	(187.5)	(193.2)

Total Shareholders’ Equity	456.7	443.0

Total Liabilities and Shareholders’ Equity	$1,249.9	$1,238.0

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and amounts not yet collected from customers have been reflected as a Securitization-Related Receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Three Months Ended March 31,	2011	2010
Operating Activities:
Net Income	$11.8	$11.8
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents (Used in) Provided by Operating Activities, Net of Businesses Acquired:
(Income) Loss from Discontinued Operations	(0.4)	0.5
Gain on Sale of Discontinued Operations	—	(5.6)
Equity in Earnings of Affiliated Companies	(0.2)	(0.2)
Depreciation and Amortization	10.4	10.1
Deferred Taxes	(7.1)	1.5
Restructuring Expense	0.3	—
Restructuring Payments	(0.2)	—
Changes in Assets and Liabilities, Net of Purchases and Sales of Businesses:
Accounts Receivable Securitization Program	—	47.3
Receivables	(50.0)	(48.1)
Inventories	(60.4)	(53.7)
Other Current Assets	(2.1)	(3.5)
Accounts Payable and Accrued Liabilities	6.6	45.6
Noncurrent Liabilities	(9.3)	(0.1)
Other Operating Activities	(2.7)	(0.1)

Net Operating Activities from Continuing Operations	(103.3)	5.5
Cash Flows of Discontinued Operations	—	(2.4)

Net Operating Activities	(103.3)	3.1

Investing Activities:
Capital Expenditures	(10.5)	(5.2)
Proceeds from Sale of a Business, Net	(0.1)	53.2
Cash Flows of Discontinued Operations	—	(0.4)

Net Investing Activities	(10.6)	47.6

Financing Activities:
Long-Term Debt Borrowings	—	64.0
Long-Term Debt Repayments	(0.2)	(60.7)
Short-Term (Repayments) Borrowings, Net	(0.2)	(2.5)
Dividends Paid	(5.0)	(5.0)
Cash Flows of Discontinued Operations	—	—
Other Financing Activities	(0.1)	0.2

Net Financing Activities	(5.5)	(4.0)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	3.1	(4.7)

Net (Decrease) Increase in Cash and Cash Equivalents	(116.3)	42.0
Cash and Cash Equivalents, Beginning of Year	210.2	70.1

Cash and Cash Equivalents, End of Period	$93.9	$112.1

(a)	Unaudited.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended March 31,
	2011	2010
Sales:
Biocides Products:
- HTH Water Products	$127.3	$116.0
- Personal Care and Industrial Biocides	83.0	80.9
- Wood Protection	57.8	57.7

Total Biocides Products	268.1	254.6
Performance Products:
- Performance Urethanes	53.2	39.7
- Hydrazine	4.2	4.4

Total Performance Products	57.4	44.1

Total Sales	$325.5	$298.7

Operating Income (Loss) (b):
Biocides Products:
- HTH Water Products	$4.1	$4.2
- Personal Care and Industrial Biocides	16.3	18.5
- Wood Protection	(1.4)	(0.9)

Total Biocides Products	19.0	21.8
Performance Products:
- Performance Urethanes	(0.6)	(2.6)
- Hydrazine	0.5	0.8

Total Performance Products	(0.1)	(1.8)

	18.9	20.0
General Corporate Expenses (c)	(7.0)	(6.9)

Total Segment Operating Income including Equity in Earnings of Affiliated Companies	11.9	13.1
Restructuring Expense (d)	(0.3)	—
Equity in Earnings of Affiliated Companies	(0.2)	(0.2)

Total Operating Income	11.4	12.9
Interest Expense, Net	(4.3)	(3.0)

Income from Continuing Operations before Taxes and Equity in Earnings of Affiliated Companies	$7.1	$9.9

(a)	Unaudited.
(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.
(c)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and certain pension expenses.
(d)	Relocation costs incurred in conjunction with the previously announced research and development consolidation.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (a)

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations for the three months ended March 31, 2011 to income and diluted income per share from continuing operations before relocation costs incurred in conjunction with the previously announced research and development consolidation and before a non-recurring income tax benefit related to the Company’s tax planning strategy. The table is being included in order to provide comparability to the Company’s income and diluted income per share from continuing operations for the three months ended March 31, 2010 and in order to provide comparability to the Company’s earnings guidance for the three months ended March 31, 2011.

	Three Months Ended March 31, 2011
	Income	EPS
Income from Continuing Operations	$11.4	$0.45
Add: Relocation costs, net of tax	0.2	0.01
Less: Income tax benefit related to tax planning strategy	(6.4)	(0.25)

Income from Continuing Operations before relocation costs and income tax benefit	$5.2	$0.21

(a)	Unaudited.